SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

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VULCAN MATERIALS COMPANY (Name of Registrant as Specified in Its Charter) ________________________________________ (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box): [x] No fee required. [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

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Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 10, 2003

To Our Shareholders:

          You are cordially invited to attend the annual meeting of the Shareholders of Vulcan Materials Company, which will be held at the headquarters of the Company in Birmingham, Alabama, on Friday, May 9, 2003, at 9:00 a.m., Central Daylight Time. The formal Notice of the annual meeting, the Proxy Statement and a proxy accompany this letter.

          We hope that you will attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You can also vote by proxy via the telephone or the Internet using the instructions on your proxy card. Your prompt vote will be greatly appreciated.

          Our Annual Report to Shareholders for 2002 is enclosed. We trust you will find it interesting and informative.

Sincerely yours, DONALD M. JAMES Chairman and Chief Executive Officer
NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 9, 2003

To the Shareholders of the Company:

          NOTICE IS HEREBY GIVEN that the annual meeting of the Shareholders of Vulcan Materials Company (the "Company") will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 9, 2003, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to serve three-year terms.
2.

To reapprove the Vulcan Materials Company 1996 Long-Term Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code, as more fully described under Part 2 (pages 22 to 24) in the Proxy Statement.

3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2003.
4.	To conduct such other business as may properly come before the meeting.
Shareholders who owned stock at the close of business on March 14, 2003, can vote at the meeting.
By Order of the Board of Directors, WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 10, 2003

___________________________________________________________

NOTE - Please sign, date and return your proxy
as promptly as possible
whether you own one or many shares.
___________________________________________________________

VULCAN MATERIALS COMPANY 1200 URBAN CENTER DRIVE BIRMINGHAM, ALABAMA 35242 PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 9, 2003

          The accompanying proxy is solicited by the Board of Directors of Vulcan Materials Company (the "Company," "Vulcan," "we," "us" or "our") for use at our annual meeting. The meeting will be held at our headquarters, 1200 Urban Center Drive, Birmingham, Alabama on May 9, 2003, at 9:00 a.m. local time. The proxies may also be voted at any adjournment or postponements of the meeting.

          You can revoke a proxy in one of three ways: giving written notice to the Secretary of Vulcan, delivering a later dated proxy or voting in person at the meeting.

          The mailing address of Vulcan's principal executive offices is 1200 Urban Center Drive, Birmingham, Alabama 35242. The date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 10, 2003.

          Holders of shares of Vulcan common stock of record at the close of business on March 14, 2003 are entitled to notice of and to vote at the meeting and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum at the meeting. On the record date there were 101,568,132 shares outstanding.

          Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is necessary to reapprove the Long-Term Incentive Plan and to ratify the appointment of Deloitte & Touche. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not included in the vote totals, and thus will not affect the outcome of the vote.

          Duly executed proxies without voting instructions will be voted FOR the election of each of the Company's director nominees, FOR the reapproval of the Long-Term Incentive Plan and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors.

          If other matters are properly presented at the meeting for consideration, the persons named in the proxy will have discretion to vote on these matters for you. As of the date of this Proxy Statement, we did not know of any other matters to be raised at the Annual Meeting.

          All proxies are held in confidence, unless the shareholder writes comments on the proxy and under certain other circumstances. The votes are tabulated by independent third parties. The accompanying proxy is solicited by our Board and the solicitation costs will be borne by Vulcan. In addition to the solicitation by mail, proxies may be solicited in person, by telephone or email. We have retained Georgeson Shareholder Communications Corp. to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement of out-of-pocket expenses. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names.
1. ELECTION OF DIRECTORS

          Vulcan's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting to serve a three-year term.

          The Board of Directors has nominated three persons for election as directors at the annual meeting, each to serve three-year terms expiring in 2006. Unless otherwise directed, proxies will be voted in favor of these three nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS TERMS EXPIRING IN 2006

Phillip W. Farmer
Age: 64. Director since 1999.
Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company) since February 1, 2003; Chairman, President and Chief Executive Officer prior thereto.
Other directorships: Harris Corporation.
Committee memberships: Audit; Finance and Pension Funds; Governance.

H. Allen Franklin
Age: 58. Director since 2001.
Chairman, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy); President and Chief Executive Officer from March 2001 until April 2001; President and Chief Operating Officer from June 1999 until March 2001; President and Chief Executive Officer, Georgia Power (a subsidiary of Southern Company) from January 1994 until June 1999; Executive Vice President of Southern Company from June 1991 until June 1999.
Other directorships: SouthTrust Corporation; Southern Company.
Committee memberships: Audit; Safety, Health and Environmental Affairs.

James V. Napier
Age: 66. Director since 1983.
Retired Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Other directorships: Engelhard Corporation; Intelligent Systems, Inc.; McKesson Corporation; Personnel Group of America, Inc.; Scientific-Atlanta, Inc.; WABTEC, Inc.
Committee memberships: Audit; Compensation; Executive; Finance and Pension Funds.

The Board of Directors of the Company recommends a vote FOR the nominees named above.
DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING IN 2005

Philip J. Carroll, Jr.
Age: 65. Director since 1999.
Retired Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002; President and Chief Executive Officer of Shell Oil Company, Houston, Texas (a leading oil and natural gas producer, manufacturer, transporter and marketer of oil and chemicals products), prior thereto.
Other directorships: American Express Funds; Scottish Power Company; Texas Medical Center.
Committee memberships: Compensation; Governance; Safety, Health and Environmental Affairs.

Livio D. DeSimone
Age: 66. Director since 1987.
Retired Chairman and Chief Executive Officer of 3M Company, St. Paul, Minnesota (a diversified manufacturer), from November 1991 to January 2001.
Other directorships: American Express Funds; Cargill, Incorporated; General Mills, Inc.; Milliken & Co.; Nexia Biotechnologies Inc.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

Donald M. James
Age: 54. Director since 1996.
Chairman and Chief Executive Officer of Vulcan since May 1997; President and Chief Executive Officer prior thereto.
Other directorships: Protective Life Corporation; Southern Company; SouthTrust Corporation.
Committee memberships: Executive.

Ann McLaughlin Korologos
Age: 61. Director since 1990.
Chairman Emeritus, The Aspen Institute, Aspen, Colorado (an independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since August 2000; Chairman from 1996 to 2000; Senior Advisor, Benedetto, Gartland & Company, Inc., New York, New York (an investment banking firm); Vice Chairman, The Rand Corporation Board of Trustees (a nonprofit institution that helps improve policy and decision-making through research and analysis).
Other directorships: AMR Corporation; Fannie Mae; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Microsoft Corporation.
Committee memberships: Audit; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs.

TERMS EXPIRING IN 2004

Douglas J. McGregor
Age: 62. Director since 1992.
Retired President and Chief Operating Officer, Burlington Industries, Inc., Greensboro, North Carolina (a leading softgoods manufacturer with interests in apparel, home fashions, carpets and rugs), from June 2000 until December 2002 (Burlington Industries, Inc. and certain of its subsidiaries filed voluntary petitions under Chapter 11, Title 11 of the United States Code in 2001); Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), from January 1999 until May 2000; Chairman and Chief Executive Officer, M. A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company with interests in formulated polymers), from 1997 to 1998.
Other directorships: KeyCorp.
Committee memberships: Audit; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 63. Director since 1986.(*)
Chairman (since 2002), President and Chief Executive Officer of Agensys, Inc., Santa Monica, California (a biotechnology company developing monoclonal antibody therapeutics for cancer), since 1996.
Other directorships: Amgen, Inc.; Scios, Inc. (Chairman); Unocal Corp.; Wells Fargo & Company.
Committee memberships: Audit; Executive; Finance and Pension Funds; Governance.
(*)Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was reelected a director of Vulcan by the Board of Directors on February 12, 1993.

Orin R. Smith
Age: 67. Director since 1983.
Retired Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), from January 1995 to December 2000.
Other directorships: Applera Corporation; Ingersoll-Rand Company.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

BOARD OF DIRECTORS AND COMMITTEES

          In 2002, the Board of Directors held six meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below. Each committee, except the Executive Committee, is composed entirely of nonemployee directors. In 2002, each director attended more than 75% of the total number of meetings of the Board of Directors and meetings of the Committees of which he or she was a member.

          The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. Members of the Executive Committee are Directors James (Chair), DeSimone, Korologos, Napier, Rice and Smith. The Executive Committee did not meet in 2002.

          The Audit Committee advises the Board of Directors and the management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management. The Audit Committee also monitors the preparation of the Company's quarterly and annual financial reports and supervises the relationship between the Company and its internal auditors. All members of the Audit Committee are "independent" within the meaning of the listing standards of the New York Stock Exchange. Please review the Report of the Audit Committee on page 15 of this Proxy Statement and the charter of the Audit Committee which is attached as Exhibit A to this Proxy Statement. Members of the Audit Committee are Directors Napier (Chair), Farmer, Franklin, Korologos, McGregor and Rice. The Audit Committee met eight times during 2002.

          The Compensation Committee interprets and administers the Executive Incentive Plan, Management Incentive Plan and the 1996 Long-Term Incentive Plan. The Committee is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of Vulcan, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of Vulcan. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors. Members of the Compensation Committee are Directors Smith (Chair), Carroll, DeSimone and Napier. The Compensation Committee met three times during 2002.

          The Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our Corporate Governance Guidelines. The Committee is also responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding such candidates. The Committee also plans for the succession of the chief executive officer and other senior executives. This Committee will consider nominees for director recommended by shareholders for 2004 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of Vulcan, at our principal office, and are received by December 12, 2003. This Committee is comprised solely of nonemployee directors. Members of the Governance Committee are Directors DeSimone (Chair), Carroll, Farmer, Rice and Smith. The Governance Committee met two times during 2002.

          The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring our compliance with safety, health and environmental laws and regulations. Members of the SHE Committee are Directors Korologos (Chair), Carroll, DeSimone, Franklin, McGregor and Smith. The SHE Committee met two times during 2002.

          The Finance and Pension Funds Committee has responsibility for overseeing our financial affairs and recommending to the Board of Directors financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Vulcan. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. Members of the Finance and Pension Funds Committee are Directors Rice (Chair), Farmer, Korologos, McGregor and Napier. The Finance and Pension Funds Committee met two times in 2002.

          The Board of Directors had three meetings in 2002 in Executive Session without management in attendance. The Chairman of the Governance Committee has been the presiding director for these sessions. As of the 2003 Annual Meeting, for a period of one year, the Chairman of the Audit Review Committee will serve as the presiding director. Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Vulcan Materials Company, P. O. Box 385014, Birmingham, Alabama, 35238-5014.

          Although the New York Stock Exchange's proposed rules requiring disclosure of some corporate governance documents on companies' websites are not yet effective, we have voluntarily provided such information. Our Corporate Governance Guidelines, our Business Conduct Policy, the charters of our Audit Committee, Compensation Committee, and Governance Committee are available on our website at www.vulcanmaterials.com.
COMPENSATION OF DIRECTORS

          Members of the Board of Directors who are not Vulcan employees are paid a retainer of $30,000 per year, plus a fee of $1,500 for each Board meeting attended.

          Each member of a committee who is not a Vulcan employee is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not a Vulcan employee is paid a fee of $5,000 per year for service as chairman of a committee.

          We have a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted into stock units equivalent to the number of shares of Vulcan common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. All stock-based deferred amounts are credited with additional stock units in amounts equal to dividends paid on the common stock. At the end of the deferral period, stock-based deferrals are settled in shares of Vulcan common stock and interest-based deferrals are settled in cash. The Deferred Compensation Plan also provides that lump-sum payments of all deferred compensation would be made in stock or cash, according to the election, within 30 days if (i) there is a Change in Control (as defined in the Deferred Compensation Plan) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or Vulcan's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

          We also have a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by Vulcan's shareholders in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other Vulcan shareholders. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit evidences the right to receive a share of Vulcan common stock upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director may receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of Vulcan common stock for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the common stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of common stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

          The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of Vulcan common stock, upon the director's termination of service. The total number of shares of Vulcan common stock reserved for issuance pursuant to the Deferred Stock Plan is 300,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization. We last issued units under the Deferred Stock Plan in 1999. We do not currently intend to issue any further deferred stock units to directors, since we have increased the yearly grant of Restricted Stock.

          We also have a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between our nonemployee directors and our shareholders through increasing ownership of common stock by the nonemployee directors and to assist us in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in our future success. Under the Restricted Stock Plan, a number of restricted shares determined annually by the Board (the "Restricted Shares") is granted to each nonemployee director. On May 31, 2002, 1,000 Restricted Shares were issued to each nonemployee director serving on that date. The Restricted Shares are held in special restricted accounts by our transfer agent and the nonemployee directors have no right to receive the Restricted Shares until the restrictions described below lapse or are waived, at which time the shares are distributed in an aggregate amount upon retirement. With the exception of the restriction on selling, assigning, pledging or otherwise transferring the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares and receive dividends on the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. Our Chief Executive Officer has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

          Dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the sum of (i) number of Restricted Shares previously granted to the nonemployee director upon which restrictions have not yet lapsed and (ii) the number of deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of common stock for the 20 trading days prior to the dividend payment date. The deferred stock units are settled in the form of common stock, with cash for any fractional share upon the nonemployee director's termination of service.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding Vulcan common stock, which is our only outstanding class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, Illinois 61710	11,069,116 shares(1)	10.89%
Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	7,827,610 shares(2)	7.7%
Gerald Ratner, as Attorney and Agent 222 North LaSalle Street Chicago, Illinois 60601	7,089,853 shares	6.9%
AmSouth Bancorporation AmSouth Sonat Tower Birmingham, Alabama 35203	6,399,995 shares(3)	6.3%

(1)Based on information contained in the Schedule 13G/A, dated January 31, 2003, filed with the Securities and Exchange Commission. According to Schedule 13G, the total includes the following shares over which the listed entities have sole voting and dispositive power:

Affiliate
State Farm Life Insurance Company
State Farm Fire and Casualty Company
State Farm Mutual Automobile Insurance Company
State Farm Growth Fund
State Farm Balanced Fund
State Farm Variable Product Trust
State Farm Insurance Companies Employee Retirement Trust
State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees
             -Equities Account
             -Balanced Account

Shares 1,335 3,284 8,399,798 1,039,200 160,200 3,427 2,672 1,208,400 250,800

State Farm Mutual Automobile Insurance Company and each of the various listed affiliated entities expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2) Based on information contained in a Schedule 13G, dated February 14, 2003, filed with the Securities and Exchange Commission.

(3) Based on information contained in a Schedule 13G, dated February 14, 2003, filed with the Securities and Exchange Commission. The total consists exclusively of shares of common stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. According to Schedule 13G, no single one of these estates or trusts holds as much as 5% of the common stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 5,679,078 shares and shared dispositive power with respect to 5,821,535 shares.

STOCK OWNERSHIP OF MANAGEMENT

          The following table sets forth information, unless otherwise indicated, as of March 1, 2003, regarding beneficial ownership of our common stock by each of the directors, the chief executive officer and the four other most highly compensated executive officers and the directors and executive officers of Vulcan as a group. This total includes all stock-based holdings as set forth in the footnotes. This table indicates the alignment of the named individual's financial interest with the interests of our shareholders, because the value of the individual's total holdings will increase or decrease in line with the price of our stock.

Name	Amount and Nature of Stock-Based Ownership	Percent of Class

Directors(1)
   Philip J. Carroll, Jr.
   Livio D. DeSimone
   Phillip W. Farmer
   H. Allen Franklin
   Ann McLaughlin Korologos
   Douglas J. McGregor(2)
   James V. Napier
   Donald B. Rice(3)
   Orin R. Smith
Chief Executive Officer and other
Executive Officers(4)
   Donald M. James
   James W. Smack
   Guy M. Badgett, III
   Mark E. Tomkins
   Daniel F. Sansone

	8,030 52,029 7,858 3,043 33,574 39,263 16,895 14,202 52,035 932,858 182,819 182,814 24,800 141,150	* * * * * * * * * * * * * *
All Directors and Executive Officers as a group (19 persons)	2,244,842	2.2%

*Less than 1% of issued and outstanding shares of Company common stock.

(1)Beneficial ownership for the directors includes all shares held of record or in street name, or by trusts or family members, if noted. The amounts also include restricted shares granted under our Restricted Stock Plan for Nonemployee Directors and phantom shares accrued under the Directors Deferred Compensation Plan, and the Deferred Stock Plan for Nonemployee Directors, as follows:

	Shares Owned Directly or Indirectly	Restricted Shares	Phantom Shares Held Pursuant to Plans
Philip J. Carroll, Jr. Livio D. DeSimone Phillip W. Farmer H. Allen Franklin Ann McLaughlin Korologos Douglas J. McGregor James V. Napier Donald B. Rice Orin R. Smith	0 15,438 1,000 0 3,133 1,350 3,550 1,950 3,150	2,950 3,445 2,550 1,000 3,445 3,445 3,445 3,445 3,445	5,080 33,146 4,308 2,043 26,996 34,468 9,900 8,807 45,440

(2)Includes 1,350 shares which are held in a trust of which Mr. McGregor is the trustee.

(3)Includes 1,200 shares which are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.

(4)Beneficial ownership for the executive officers includes shares held of record or in street name, or by trusts or family members as noted. The amounts also include shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2003, shares credited to the executives' accounts under our Thrift Plan for Salaried Employees ("Thrift Plan"), and phantom shares accrued under the Executive Deferred Compensation Plan ("Deferred Compensation") as follows:

	Shares Owned Directly or Indirectly	Exercisable Options	Thrift Plan	Deferred Compensation
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	44,344 32,844 22,582 0 24,003	873,000 118,830 131,655 24,800 106,770	1,412 31,145 28,577 0 10,377	14,102 0 0 0 0
EXECUTIVE COMPENSATION

          The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers who were the most highly compensated for the fiscal year ended December 31, 2002.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options(3) (Number of Shares)	LTIP Payouts(4)	All Other Compensation (5)
Donald M. James Chairman and Chief Executive Officer	2002 2001 2000	$914,174 $841,670 $740,000	$350,000 $860,000 $800,000	$1,431,450 $1,296,750 $0	200,000 200,000 220,000	$0 $0 $577,553	$368,344 $55,093 $54,600
James W. Smack President, Western Division	2002 2001 2000	$384,051 $365,482 $344,930	$329,000 $290,000 $260,000	$143,145 $129,675 $0	20,000 20,000 30,000	$0 $0 $482,244	$195,845 $33,488 $32,934
Guy M. Badgett, III Senior Vice President, Construction Materials, East	2002 2001 2000	$346,670 $325,668 $301,674	$190,000 $235,000 $240,000	$238,575 $216,125 $0	31,000 31,000 38,000	$0 $0 $482,244	$123,510 $30,630 $30,816
Mark E. Tomkins Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	$376,670 $346,957 $0	$148,000 $275,000(1a) $0	$238,575 $763,625 $0	28,000 48,000 0	$0 $0 $0	$0 $0 $0
Daniel F. Sansone President, Southern Gulf Coast Division	2002 2001 2000	$305,838 $291,174 $270,004	$173,000 $172,000 $186,000	$143,145 $129,675 $0	19,000 19,000 29,000	$0 $0 $459,398	$73,175 $25,541 $25,599

(1) Payments made under our Executive Incentive Plan ("EIP") or Management Incentive Plan ("MIP"). See the information under the heading "Change of Control Employment Agreements" below for information relating to payments in the event of a Change of Control.
          (a)          Mr. Tomkins, who first became employed by Vulcan in January 2001, received a one-time hiring bonus of $75,000.

(2)Consists of deferred stock units granted under the 1996 Long-Term Incentive Plan. The value of the units shown is based on the fair market value of the corresponding number of shares of Vulcan common stock on the date of grant without giving effect to the diminution in value attributable to the restrictions on the units. The deferred stock units vest ratably in years six through ten conditioned on continued employment. The shares underlying the deferred stock units are mandatorily deferred until after the tenth year. Vesting is accelerated upon retirement at age 62 or older, death, disability, or Change in Control. Participants may elect an extended deferral beyond full vesting. Dividend equivalents accrue as additional deferred stock units. All non-vested units are forfeited upon termination of employment unless such termination occurs by reason of retirement at age 62 or older, death, disability, or Change in Control. For information on what constitutes a Change in Control, see "Change of Control Employment Agreements" below. The following table provides information about the aggregate amount of deferred stock units held by each of the named executive officers as of December 31, 2002.

Name	Deferred Units Granted in 2002	Aggregate Number of Deferred Units Held (includes dividend equivalent credits)	Aggregate Value Based on FMV of Common Stock at Year End ($37.215)
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	30,000 3,000 5,000 5,000 3,000	60,566 6,057 10,094 22,324 6,057	$2,253,964 $225,411 $375,648 $830,788 $225,411

(3)See Option Grant Table on page 13 for more detail concerning the option grants.

(4)The amounts shown represent the value earned and paid in 2000 for grants made in 1995, which was the last year grants were made under the 1991 Long-Range Performance Share Plan. Payments were made in common stock, less applicable taxes, and were valued at the average of the high and low trading prices of the stock on the date of payment.

(5) Other Compensation consists of contributions made by Vulcan on behalf of each named employee to the Thrift Plan for Salaried Employees (the "Thrift Plan") and the Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended, are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. Also, the Compensation Committee determined that the deferral feature should be eliminated from the administration of the annual incentive programs. As a result, in 2003 four of the five named employees received a one-time payment representing the cumulative amount of mandatorily deferred incentives earned pursuant to the Executive or Management Incentive Plans for the years 1996 - 2001. The following table itemizes the amounts contributed on behalf of or paid to each of the named executives as described herein.

Name	Thrift Plan Contributions	Supplemental Plan Contributions	Deferred Bonus Account Balance Payment
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	$5,360 $9,064 $9,360 $0 $9,360	$44,799 $22,925 $18,432 $0 $13,571	$318,185 $163,856 $95,718 $0 $50,244

OPTION GRANTS IN 2002

          The following table sets forth each grant of stock options during 2002 to the named executive officers:

Name	Number of Securities Underlying Options Granted(1)	% of Total Shares Granted to Employee	Exercise or Base Price	Expiration Date	Grant Date Present Value ($)(2)
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	200,000 20,000 31,000 28,000 19,000	18.75 1.88 2.91 2.63 1.78	$45.95 $45.95 $45.95 $45.95 $45.95	2/7/2012 2/7/2012 2/7/2012 2/7/2012 2/7/2012	$1,760,000 $176,000 $272,800 $246,400 $167,200

(1)Reflects nonqualified options granted pursuant to the 1996 Long-Term Incentive Plan. The exercise price of all options granted equals the fair market value of the shares of Vulcan common stock on the date of grant. The options are subject to vesting in 20% increments over a five-year period beginning on the first anniversary of the grant date, unless accelerated upon the optionee's death, disability or retirement or upon a Change of Control of Vulcan. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" below.
(2)Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide a grant date present value for these option grants determined by a Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 23.25% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 1.96%, an interest rate of 4.73% (the rate on a U.S. Treasury note with a maturity date of seven years from the grant date), and an expected time of exercise of eight years from grant date. We do not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

AGGREGATED OPTION EXERCISES IN 2002 AND 2002 OPTION VALUES

          The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 2002. No stock options were exercised by the named executive officers during 2002.

	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	683,000 94,825 101,365 9,600 85,210	597,000 70,050 94,935 66,400 63,315	$6,077,537 $835,413 $840,279 $0 $777,510	$115,244 $16,902 $18,119 $0 $19,656

(1)The aggregate value of the unexercised in-the-money options is the difference between the fair market value of the underlying securities as of December 31, 2002 and the option exercise price. The fair market value used to estimate the in-the-money value at year end was $37.215 (high/low average price of the common stock on the New York Stock Exchange on December 31, 2002). The ultimate value of an option is dependent on the market value of the common stock at the time of exercise and will depend to a large degree on the efforts of the executive officers named above to bring future success to Vulcan for the benefit of all shareholders.

EQUITY COMPENSATION PLANS

         The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2002.
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,964,514	$36.90	5,889,884
Equity compensation plans not approved by security holders	-0-	-0-	-(2)
Total	6,964,514	$36.90	5,889,884

(1) Column (a) sets forth the number of securities outstanding under the 1996 Long-Term Incentive Plan (LTIP) and the Deferred Stock Plan for Nonemployee Directors. Column (b) sets forth the weighted-average exercise price of outstanding stock options. Column (c) includes the remaining number of securities that may be issued under the LTIP and the Deferred Stock Plan for Nonemployee Directors. The number of shares available for granting awards under the LTIP in each calendar year is .95% of the issued common shares of Vulcan (including treasury shares) as of the first day of each calendar year; provided, however, that in any calendar year the number of available shares increased by the number of shares available under the plan in previous years but not covered by awards granted under the plan in such years. If any shares covered by an award granted under the plan are forfeited, or if an award denominated in shares terminates without the delivery of shares, then the shares covered by such award will again be available for granting awards under the plan. The maximum number of shares that may be issued under the Deferred Stock Plan for Nonemployee Directors is 300,000.

(2) The Restricted Stock Plan for Nonemployee Directors is the only equity compensation plan maintained by Vulcan which has not been approved by shareholders. The plan does not contain a limit on the number of shares that may be issued. Grants are determined by the Board of Directors. In 2002, each nonemployee director received a grant of 1,000 restricted shares. A description of the significant features of the plan is set forth under the heading "Compensation of Directors" on page 7 of this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of the Board of Directors is responsible for, among other things, reviewing Vulcan's financial statements with management and Vulcan's independent auditor. The Audit Committee acts under a written charter, a copy of which is attached to this Proxy Statement as Exhibit A. The charter of the Audit Committee is also available on our website at vulcanmaterials.com. Each member of the Audit Committee qualifies as "independent" under the listing standards of the New York Stock Exchange.

          Vulcan's management is responsible for its internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of Vulcan's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee is also directly responsible, among other matters, for setting the compensation of the independent auditor. The Audit Committee also has the sole authority to appoint or replace the independent auditor.

          In connection with the fiscal 2002 audit, the Audit Committee has:
-	Reviewed and discussed the audited financial statements of the Company with management;
-	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);
-

Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

-

Recommended, based on the reviews and discussions noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee James V. Napier, Chairman Phillip W. Farmer H. Allen Franklin Ann McLaughlin Korologos Douglas J. McGregor Donald B. Rice
AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND OTHER FEES

          Aggregate fees billed to us for the fiscal year ended December 31, 2002, by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates are as follows:

	2002	2001
Audit Fees	$840,400	$762,400
Audit Related Fees(1)(2)	120,300	102,200
Tax Fees(2)	25,325	42,000
All Other Fees(2)	0	0
Total	$986,025	$906,600

(1)Includes fees for the audits of our employee benefit plans and the statutory audit report required by Mexican law for our Mexican subsidiary.
(2)The Audit Committee has considered whether the provision of the services included under the headings "Audit Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the auditor's independence.

REPORT OF THE COMPENSATION COMMITTEE

          This report was prepared at the direction of the Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors. The Committee establishes the compensation levels for all executives of the Company, including the Chief Executive Officer ("CEO") and the other executive officers named in the Summary Compensation Table. Under the direction of the Committee, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's executives with those of its shareholders.

Executive Compensation Program

          The Committee determines the amount and type of compensation that supports its objective of providing competitive compensation that:
- - -

reflects the performance of both the Company and each executive;
requires that a substantial portion of compensation be linked to annual and long-term performance of the Company as measured by specific financial measures; and, encourages substantial ownership in the stock of the Company.

Compensation for the executives of the Company is comprised of three components:
- - -	base salary; short-term cash incentive; and long-term equity-based incentive.

          The Committee begins the process of establishing compensation for executives by reviewing data from general industry surveys conducted by executive compensation consultants. Based on these surveys, the Committee establishes a competitive target for each component of compensation for each executive position. The short-term and long-term incentive targets are expressed as a percentage of base salary for each executive. The surveys include some of the companies in the Wilshire 5000 M&S Index, the performance of which is charted in the Shareholder Return Performance Presentation.

Base Salary

          The Committee reviews the salary of each executive in relation to the targeted base salary established for the executive's position. Salaries may be adjusted to reflect individual performance, increased responsibilities, and changes in the targeted base salary as derived from the general industry surveys.

Short-Term Cash Bonus under the Executive Incentive and Management Incentive Plans

          The Company has established an Executive Incentive Plan (EIP) and a Management Incentive Plan (MIP). These Plans are intended to promote the success of the Company by providing annual cash incentives for those employees who lead the Company's efforts to improve the operating results and earnings of the Company. Economic Profit ("EP"), which is derived by subtracting a capital charge from net operating profit after taxes, is used as the financial measure of the Company's performance. It is the view of the Committee and management that EP is an effective indicator of business unit and Company performance. Annually, an EP performance goal is established for the Company and for each profit center or group by averaging the previous year's target and actual EP results. The EP performance goal for the Company is used to measure the CEO's performance and the EP performance goal of the applicable profit center or group is used for each participating executive.

          The Committee may adjust the amount of an award to each executive based on the extent to which the EP goal for the Company, profit center or group was satisfied and the performance of each executive related thereto. However, payments to executives who participate in the EIP may not exceed the maximum individual amounts allowable under the EIP.

          Total incentive payments under the EIP in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year. Total payments under the MIP in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year. The payments made for 2002 were well below the maximum allowable under the EIP and somewhat below the maximum allowable under the MIP.

Long-Term Equity-Based Incentives under the 1996 Long-Term Incentive Plan ("LTIP")

          The purpose of the LTIP is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The LTIP authorizes the use of a variety of equity-based incentive awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, deferred stock units, and other stock-based incentives. The amount of the award to an executive is based on the Company's performance as compared to targets established for total shareholder return, earnings per share and return on investment, although the Committee has some discretion in setting the awards in accordance with the LTIP.

          In 2002, awards were made in the form of nonqualified stock options and deferred stock units. The nonqualified stock options have a ten-year term and vest in equal amounts over years one through five, unless accelerated due to retirement, death or disability. The exercise price of the stock options is equal to the market price of the Company's Common Stock on the date of the grant. Therefore, the option will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Deferred stock units ("DSUs") have a ten-year term and vest in equal amounts in years six through ten. The common stock represented by the DSUs is mandatorily deferred until after the tenth year, unless accelerated due to retirement at age 62 or older or the death or disability of the participant. All unvested DSUs are forfeited and not paid if a participant is terminated for reasons other than retirement at age 62 or older, death or disability. Dividend equivalents are accrued in the form of additional DSUs. Each participant has the right to defer payment of the shares beyond the tenth year up to retirement.

Chief Executive Officer Compensation

          The compensation for Donald M. James, Chairman and Chief Executive Officer consists of the same components and is established by the same process as described for the other executives. A significant portion of Mr. James' compensation is at risk by being tied to quantifiable measures of the Company's performance. These measures include economic profit, total shareholder return, earnings per share and return on investment. Qualitative measures used to evaluate Mr. James' performance include ethical business conduct, management succession planning, and his leadership in directing the execution of strategic initiatives.

          In February 2002, the Committee increased the base salary portion of Mr. James' compensation by 7.6% based on their assessment of Mr. James' leadership in the Company's continuing pursuit of cost control and efficiency during difficult economic circumstances and his leadership in focusing on the Company's social responsibility efforts during 2001.

          The cash bonus paid to Mr. James for 2002 under the EIP was 28% of the maximum allowable and 47% of his target bonus. This payment was based primarily on the extent to which the Company achieved the pre-established EP goal for the year 2002 and reflected the reduction in the Company's financial performance, as measured by EP, from the prior year.

          Also in February 2002, the Committee awarded Mr. James a grant of 200,000 nonqualified stock options and 30,000 deferred stock units. In making these awards, the Committee considered the Company's performance for the five-year period ending in 2001 against a comparison group of 41 companies, the S&P 500 Index and the Wilshire 5000 M&S Index. As compared to the selected Company comparison group, Vulcan ranked in the 93rd percentile with respect to total return to shareholders and return on investment, and in the 83rd percentile in EPS growth. The Company's five-year total return to shareholders was 21.2% compared to the S&P's return of 10.7% and the Wilshire M&S Index return of -3.9%.

Compliance with Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code prohibits a public corporation from taking a deduction for compensation paid to its chief executive officer or any of its four other highest paid executive officers in excess of $1 million. Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. This Proxy Statement contains a proposal to reapprove the 1996 Long-Term Incentive Plan in accordance with the requirements of Section 162(m). Assuming that the shareholder approval sought is obtained, it is the Committee's understanding that payments pursuant to the Executive Incentive Plan and all grants (including performance shares), except for deferred stock units, made under the 1996 Long-Term Incentive Plan qualify or will qualify as qualified performance-based compensation as defined in the regulations. The automatic deferral requirement of the deferred stock units make those grants exempt from income for purposes of calculating the 162(m) limitation.
Compensation Committee Orin R. Smith, Chairman Philip J. Carroll, Jr. Livio D. DeSimone James V. Napier

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

          The following graph and table compare the performance of Vulcan's common stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Sector Index ("Wilshire 5000 M&S") for the period commencing December 31, 1997, and ending December 31, 2002. The Wilshire 5000 M&S is a market capitalization weighted sector containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes Vulcan and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The sector is one of nine sectors that make up the Wilshire 5000 Index. The graph assumes that the index value of the investment in our common stock was 100 on December 31, 1997, and that all dividends have been reinvested.
COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS

Index as of December 31
	1997	1998	1999	2000	2001	2002
Vulcan (VMC)	100	131	122	149	152	122
S&P 500 Index	100	129	156	142	125	97
Wilshire 5000 M&S	100	101	130	89	80	63

RETIREMENT INCOME PLAN

          The Retirement Income Plan for Salaried Employees (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under our Executive Incentive Plan and Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. We made no contributions to the Retirement Plan in 2002 due to the full funding limitations imposed by federal law.

          Under Section 415 of the Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2002 is $160,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $200,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, we have an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables us to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

          The Supplemental Plan is unfunded and amounts due the employees covered thereby are considered to be our general obligations; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

          The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change of Control of Vulcan (as defined in the Supplemental Plan).

          Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 2002, to an employee retiring at age 65 payable in the form of a single life annuity.
Years of Service
Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
200,000 400,000 600,000 800,000 1,000,000 1,200,000 1,400,000 1,600,000 1,800,000 2,000,000	47,738 98,738 149,738 200,738 251,738 302,738 353,738 404,738 455,738 506,738	63,650 131,650 199,650 267,650 335,650 403,650 471,650 539,650 607,650 675,650	76,563 158,563 240,563 322,563 404,563 486,563 568,563 650,563 732,563 814,563	89,475 185,475 281,475 377,475 473,475 569,475 665,475 761,475 857,475 953,475	102,388 212,388 322,388 432,388 542,388 652,388 762,388 872,388 982,388 1,092,388	115,300 239,300 363,300 487,300 611,300 735,300 859,300 983,300 1,107,300 1,231,300

          The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 2002, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.

Name	Years of Benefit Service as of 12/31/02
Donald M. James James W. Smack Guy M. Badgett, III Mark E. Tomkins Daniel F. Sansone	10 20 32 1 14	0/12 2/12 1/12 11/12 10/12

Mr. James also is entitled to benefits under a Supplemental Executive Retirement Agreement ("SERA") which provides an additional retirement benefit based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years. The SERA is an unfunded, noncontributory defined benefit plan.
CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

          We have entered into change of control agreements with each of the named executives and with certain other key executives. Each of the agreements has an initial three-year term, which on each anniversary of the execution of the agreement is extended for an additional year unless we notify the executive otherwise at least 60 days prior to the anniversary date (the "Covered Period"). If a Change of Control occurs during the Covered Period, the agreement is activated (the date of such Change of Control being referred to as the "Effective Date"). From the Effective Date, we agree to employ the executive for a two-year period generally on terms (including salary, bonus, participation in long-term incentive, savings and retirement and welfare benefits plans and fringe benefits) no less favorable than were provided to the executive prior to the Change of Control. A "Change of Control" includes (1) the acquisition by any individual or group (other than from Vulcan) of beneficial ownership of 20% or more of the outstanding common stock, (2) a change in at least a majority of the Board members (other than generally as approved by the incumbent Board members) or (3) certain business combination transactions.

          If, during the two-year period, we terminate the executive's employment (other than for cause or due to death or disability) or the executive terminates his employment for good reason (and, in the case of Mr. James, he terminates his employment for any reason during the 30-day period following the first anniversary of a Change of Control transaction in which Vulcan is not the survivor), the executive will be entitled to receive: (1) a payment in cash equal to three times the sum of (a) the executive's then current annual base salary, (b) the higher of the executive's Recent Annual Bonus (as defined by the agreement) and the annual bonus for the year in which the date of termination occurs, and (c) the value of the executive's annual long-term incentive award; (2) accrued but unpaid compensation (including a pro rata portion of the executive's bonus for the year in which the termination occurs (or, if higher, the executive's Recent Annual Bonus) and accrued vacation pay); (3) an amount equal to the actuarial present value of the additional pension benefits the executive would have received under our qualified and supplemental retirement plans if he had continued to be employed by Vulcan for an additional three years; and (4) an amount equal to the additional matching contributions the executive would have received under our qualified and non-qualified savings plans if he had continued to be employed by Vulcan for an additional three years. The executive also will be entitled to receive (1) a continuation of welfare and fringe benefits for three years and (2) Company-paid outplacement services in an amount up to $50,000. In addition, subject to certain limitations, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.
2. REAPPROVAL OF 1996 LONG-TERM INCENTIVE PLAN

          In 1996, our shareholders approved the 1996 Long-Term Incentive Plan (the "Incentive Plan"). You are being asked to reapprove the Incentive Plan in order that grants of performance shares under the Incentive Plan will be exempt as "qualified performance-based compensation" from the application of the Internal Revenue Code Section 162(m) limitation. Pursuant to Section 162(m), the performance standards for performance shares must be approved by the shareholders every five years in order to qualify for the exemption. The Incentive Plan has been designed to preserve the tax deductibility of certain kinds of awards under the Plan to certain executive officers, even if such executives' compensation exceeds $1,000,000 in any year. One such exception is compensation paid under a performance-based compensation plan which has been approved by shareholders at least every five years. We believe that, if the Incentive Plan is approved by the shareholders, shares received pursuant to performance share awards will qualify as a performance-based compensation.

          The following summary description of the material terms of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this Proxy Statement as Exhibit B. The Incentive Plan has not been amended in any respect from the 1996 version, except that the per capita annual award limitation in Section 6(g)(v) has been increased to 300,000 from 100,000 as a result of a 3-for-1 stock split instituted in 1999.

          The Incentive Plan authorizes the granting of stock-based awards to our key salaried employees until May 2006. The reapproval of the plan this year will preserve the deductibility of certain performance-based awards. The Incentive Plan permits the grant of: (1) stock options, including incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code ("ISOs"), (2) stock appreciation rights ("SARs"), (3) restricted stock and restricted stock units, (4) performance share awards, (5) dividend equivalents, and (6) other awards valued in whole or in part by reference to or otherwise based on Vulcan's common stock ("Other Stock-Based Awards").

          The number of shares of common stock available for awards in each calendar year is .95% of the issued shares of Vulcan (including treasury shares) as of the first day of each calendar year plus the unused shares that are carried over from prior years. No more than 1,000,000 shares will be available for granting ISOs. No individual participant may be granted awards representing more than 300,000 shares in any calendar year, which has been adjusted from the cap instituted in 1996 as a result of a stock split as noted above. In addition, the number of shares of restricted stock or restricted stock units which may be issued pursuant to the Incentive Plan in any given year is limited to one-third of the total number of shares available for awards in that calendar year. These limitations are subject to adjustment by the Compensation Committee in its discretion, in order to prevent the dilution or enlargement of the benefits intended to be made available under the Incentive Plan, in the event of any dividend or distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of securities, issuance of rights or warranties, or similar corporate transactions or events.

          Awards may provide that upon their exercise, the holder will receive cash, stock, other securities, other awards, other property or any combination thereof, as determined by the Compensation Committee. Any shares of stock deliverable under the Incentive Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

          The Incentive Plan is administered by the Compensation Committee, which consists exclusively of nonemployee directors. The Compensation Committee has discretion to establish rules for the administration of the Incentive Plan, to select the employees to whom awards are to be granted, to determine the types of awards to be granted, to set the terms and conditions of such awards, and to make all determinations and interpretations with respect to the Incentive Plan as may be necessary or appropriate. In making these determinations, the Compensation Committee considers, among other factors, the performance of the individual and Vulcan with respect to certain objective and subjective criteria and competitive market data with respect to grants by other companies under long-term compensation plans.

          The Incentive Plan authorizes the granting of both ISOs and stock options that do not qualify as ISOs. The terms on which such options may be exercised will be set by the Compensation Committee; provided, however, that the exercise price for any option shall not be less than the fair market value of a share on the date of grant and, in the case of an ISO, the exercise period shall not exceed ten years from the date of grant.

          SARs granted under the Incentive Plan will entitle the holder, upon exercise, to receive (in cash, shares of common stock, other securities, other awards or other property) an amount equal to the difference between the fair market value per share of the common stock on the date of exercise over the grant price (which may not be less than the fair market value per share of the common stock on the date of grant).

          Restricted stock consists of shares of common stock that are subject to such restrictions as the Compensation Committee in its discretion may impose (including, without limitation, restrictions on transfer, voting rights and dividend rights). Restricted stock units represent unfunded obligations of Vulcan that are denominated in shares of common stock. Restricted stock units may be settled in cash, shares of common stock, other securities, other awards, or other property, either automatically or at the election of the holder or the Compensation Committee, as the Compensation Committee shall determine. Restricted stock and restricted stock units will both be subject to at least a three-year vesting period.

          Performance share awards (which may be denominated or payable in cash, shares of common stock, other securities, other awards, or other property) confer upon the holder rights payable to, or exercisable by, the holder upon the achievement of preestablished performance standards over a prescribed performance period. Such performance goals will be established by the Compensation Committee based on earnings as reported or after deducting a charge reflecting the cost of capital, return on investment or total shareholder return of Vulcan or an affiliate, or any division or operating unit thereof, as measured on an absolute basis, as compared to another performance period, or as compared to a group of comparison companies.

          Dividend equivalents entitle the holder of an award to receive payments equivalent to dividends with respect to the number of shares of common stock or common stock equivalents comprising an award.

          Other Stock-Based Awards consist of awards designed by the Compensation Committee that are denominated or payable in, are valued in whole or in part by reference to, or are otherwise based on or related to shares of common stock (including securities convertible into common stock).

          The Compensation Committee has the discretion, subject to the limitations of the Incentive Plan, to establish the vesting requirements, if any, forfeiture provisions and the term of each award under the Incentive Plan.

          Vulcan's Board of Directors has the authority to amend, alter, suspend, discontinue or terminate the Incentive Plan, without the consent of any shareholder of Vulcan or any participant in the Incentive Plan, except that, without shareholder approval, no amendment of the Incentive Plan may be made which would (i) increase the number of shares of common stock available for awards under the Incentive Plan or the maximum number of shares of common stock that can be the subject of award to any individual participant in any year, (ii) modify the eligibility criteria for participation in the Incentive Plan or (iii) permit stock options or SARs to be granted with a grant, purchase or exercise price that is less than the fair market value per share of the common stock on the date of grant.

          Following is a summary of the material federal income tax consequences generally applicable to awards under the Incentive Plan. The grant of an option or SAR will create no tax consequences for the recipient or to us. The holder of an ISO generally will have no taxable income upon exercising the ISO (except that the alternative minimum tax may apply), and Vulcan generally will receive no tax deduction when an ISO is exercised. Upon exercising a stock option other than an ISO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option price, and we will then be entitled to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and then deductible by Vulcan. The tax consequence to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an ISO or by exercising an SAR or stock option other than an ISO. Generally, there will be no tax consequence to Vulcan in connection with a disposition of shares acquired upon the exercise of an option except that we may be entitled to a tax deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

          With respect to other awards granted under the Incentive Plan that are settled in cash, shares of common stock or other property that is either transferable or not subject to substantial risk of forfeiture, the holder of an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares or other property received (determined as of the date of such settlement) over (b) the amount (if any) paid for such shares or other property by the holder of the award. We will then be entitled to a deduction for the same amount. With respect to awards that are settled in shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, unless the holder under Code Section 83(b) within 30 days after issuance of the shares elects to include as ordinary income for the year of issuance an amount equal to the fair market value of the shares on the date of issuance (determined without regard to the restrictions), ordinary income in an amount equal to the fair market value of the shares on the date of lapse of the restrictions will be recognized by the holder for the year in which the restrictions lapse. We will be entitled to a tax deduction at the same time and in the same amount as the holder recognizes income. Dividends on restricted shares paid to the holder for periods before the applicable income recognition date as described in the preceding sentence will be treated for tax purposes as additional compensation and will be deductible by us. Upon a later disposition of shares acquired under the restricted stock plan, the holder will realize capital gain or loss equivalent to the difference between the sales proceeds and the fair market value of the shares on the applicable income recognition date, and the holding period for determining whether gain or loss is long-term or short-term is measured from such date. There will be no tax consequences to us in connection with the holder's disposition of the shares.

          Special rules apply in the case of individuals subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. In particular, under current law, shares received pursuant to the Incentive Plan are treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of six months after the date that a "purchase" is deemed to have occurred for purposes of Section 16(b), unless the holder of the shares makes an election under Code Section 83(b) to accelerate the taxable event, as explained above. The timing and amount of our deduction corresponds to the timing and amount of the holder's recognition of income.

          Future awards under the Incentive Plan will be made at the discretion of the Compensation Committee and, therefore, are not determinable at this time. On March 27, 2003, the closing price of Vulcan common stock was $30.69 per share.
The Board of Directors recommends a vote FOR the proposal to reapprove the 1996 Long-Term Incentive Plan.
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Upon recommendation of the Audit Committee, which is comprised of nonemployee directors, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent public accountants, as independent auditors for the year 2003. The function of the independent auditors is to audit our accounts and records, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and consolidated statements of cash flows of Vulcan and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the annual meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

          The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.
The Board of Directors recommends a vote FOR the proposal to ratify its independent auditors.
HOUSEHOLDING OF PROXY MATERIALS

          Some banks and brokers may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement or our Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Vulcan Materials Company, P.O. Box 385014, Birmingham, Alabama 35238-5014, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3220. If you want to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker, or you may contact us at the above address and phone number.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2002, and on the written representations made by such persons that no other reports were required, we believe that during the year ended December 31, 2002, all filing requirements applicable to our officers, directors and shareholders were complied with in a timely manner.
SHAREHOLDER PROPOSALS FOR 2004

          To be eligible for inclusion in our Proxy Statement and form of proxy for our 2004 annual meeting, a shareholder's proposal must be received by us at our principal office no later than December 12, 2003. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014. Proposals received after that date will not be eligible for inclusion in the 2004 proxy statement.
VULCAN MATERIALS COMPANY WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 10, 2003

PROXY

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders

Friday, May 9, 2003
9:00 a.m. Central Time
At the Company's headquarters
1200 Urban Center Drive
Birmingham, Alabama

THERE ARE THREE WAYS TO VOTE YOUR PROXY

INTERNET VOTING	TELEPHONE VOTING	VOTING BY MAIL

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on Thursday, May 8, 2003.

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-964-0726, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5:00 p.m. Eastern Time on Thursday, May 8, 2003.

Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

COMPANY NUMBER	CONTROL NUMBER
PLEASE DETACH PROXY HERE
X	Please mark your votes as in this example.
This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposals 2 and 3.
The Board of Directors Recommends a vote FOR its nominees and FOR proposals 2 and 3.

1.  Election of Directors. (See reverse)       FOR [_]     WITHHELD [_]

For, except vote withheld from the following nominee(s) _______________________

2.  Reapproval of the 1996 Long-Term Incentive Plan.     FOR [_]    AGAINST [_]    ABSTAIN [_]

3.  Ratification of Deloitte & Touche LLP as independent auditors for the year 2003.    FOR [_]    AGAINST [_]    ABSTAIN [_]

I consent to receive future Proxy Statements
and Annual Reports on the Internet. [_]

Please sign name(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.

DATE _____________________, 2003

__________________________________________

__________________________________________
SIGNATURE(S)

PLEASE DETACH PROXY HERE
VULCAN MATERIALS COMPANY Annual Meeting of Shareholders May 9, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VULCAN MATERIALS COMPANY

The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 2003 Annual Meeting of Shareholders to be held May 9, 2003, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

Election of Directors.
Nominees for Election as Directors: (three year terms) 01 Phillip W. Farmer, 02 H. Allen Franklin and 03 James V. Napier.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the shareholder in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

SEE REVERSE SIDE